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                  [LETTERHEAD OF PHP HEALTHCARE CORPORATION]



                                         FOR IMMEDIATE RELEASE

                                         Contacts:

                                         Jack M. Mazur, President and CEO
                                         Kenneth H. Weixel, Executive VP and CFO
                                         (703) 758-3600


             PHP HEALTHCARE RESPONDS TO ACTION OF NJ COMMISSIONERS

RESTON, Virginia, October 28, 1998 -- PHP Healthcare Corporation (NYSE:PPH) announced today that the Commissioners of the Department of Banking and Insurance and the Department of Health and Senior Services for the State of New Jersey have instituted legal proceedings in the Superior Court of New Jersey, Middlesex County, against PHP, its subsidiary, Pinnacle Health Enterprises, LLC, and HIP of New Jersey, Inc.

The Commissioners have requested a court order placing HIP in rehabilitation proceedings and naming Commissioner Jaynee LaVecchia as rehabilitator with authority to take control of HIP's finances and organization. The relief sought by the Commissioners also includes, among other things, a declaration that all contractual arrangements between HIP and PHP/PHE be terminated. A hearing will be held before the court on November 9, 1998, with respect to the commissioners' request.

The court directed that HIP continue to provide medical and health care services and supplies at its health centers and through the HIP network of medical providers and, in general, preserve the status quo pending the court hearing on November 9.

Jack M. Mazur, PHP President and CEO, stated: "While we will be responding in court to the action filed by the Commissioners, we will continue to work with the State of New Jersey to provide health care services to HIP's 194,000 members around the state. We also will continue to evaluate all options available to PHP, including the steps necessary to restore HIP to financial stability."

A medical management company, PHP Healthcare Corporation manages medical risk through the acceptance of global capitation arrangements with HMOs and other health care payors. The Company also offers a full range of management services to the physician groups and hospitals that participate in provider-based networks developed by PHP. Because health care is a local service, PHP's managed delivery systems are tailored to the needs of individual communities and patient populations. PHP has more than 7,500 physicians employed or under contract, and responsibility for approximately 300,000 covered lives.

Except for historical information, the statements preceding are forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

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